UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to

Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 5, 2008

OSCIENT PHARMACEUTICALS CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-10824	04-2297484
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 Winter Street, Suite 2200

Waltham, Massachusetts 02451

(Address of principal executive offices, including zip code)

(781) 398-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 5, 2008, Oscient Pharmaceuticals Corporation (the “Company”), along with its wholly-owned subsidiary Guardian II Acquisition Corporation (“Guardian II”) entered into a First Amendment (the “Amendment”) to the Revenue Interests Assignment Agreement dated as of July 21, 2006 and restated August 18, 2006 (the “Agreement”) with Paul Royalty Fund Holdings II, a California general partnership (“PRF”) and affiliate of Paul Capital Partners. The effectiveness of the Amendment is contingent upon, among other closing conditions, the closing of the Company’s pending exchange offer with respect to its 3.50% Convertible Senior Notes due 2011 (the “Exchange Offer”).

The Amendment provides that PRF will consent to the grant by Guardian II of a second-ranking security interest in and to the assets of Guardian II to secure Guardian II’s guarantee of the notes that will be issued in the Exchange Offer. Guardian II granted a first priority security interest to PRF in 2006 in substantially all of its assets in order to secure the obligations of the Company and Guardian II under the Agreement and the note purchase agreement dated July 21, 2006. Under the terms of the Amendment, in the event that the sum of the net sales of ANTARA and FACTIVE in the U.S. and the gross margin received by the Company from sales of FACTIVE outside of the U.S. (for which the definition of net revenues has been expanded to include in the Amendment) is less than 85% of certain specified annual sales thresholds, then PRF will be entitled to (i) an increase from 9% to 12% in the applicable royalty percentage payable on the first $75 million of sales of such products in the applicable year and (ii) an increase from 6% to 8% in the applicable royalty percentage payable on net sales of such products in excess of $75 million and less than $150 million in the applicable year. The specified sales thresholds are $115 million in 2009, $135 million in 2010, $150 million in 2011 and $175 million thereafter through the term. Furthermore, the Amendment provides that in the event that the Company fails to achieve the specified sales threshold in any applicable year, the increased applicable royalty percentage shall also be payable on the net sales of any future drug products acquired or in-licensed by the Company or its subsidiaries. The increase in the applicable percentage payable on net sales shall be limited to a maximum payment to PRF of $2.25 million per year and $15 million during the term of the Agreement, and in no event shall such payment exceed the amount which PRF would have received in the applicable year had the specified sales threshold for that year been achieved.

The Amendment also provides that in the event that the Company or its subsidiaries acquires or in-licenses additional drug products, the Company shall make a one-time milestone payment to PRF of $1.25 million on the second anniversary of the Company’s first commercial sale of any such product.

Under the terms of the Amendment, in the event that PRF and the Company determine that the fair market value of the collateral in which PRF has been granted a security interest by Guardian II is less than the Put/Call Price (as defined in the Agreement), the Company will elect, in its sole discretion, to either grant PRF a security interest in 25% of each additional drug product acquired or in-licensed by the Company or its subsidiaries, or pay PRF $1.5 million on the second year anniversary of the Company’s first commercial sale of each such product.

The Amendment also provides that any acceleration or failure to pay the notes to be issued in the Exchange Offer shall be considered a Put Option Event (as defined in the Agreement).

Upon the effectiveness of the Amendment the Company will issue to PRF (i) a $2.0 million aggregate principal amount note which will be substantially identical to the notes issued in the Exchange Offer and (ii) 500,000 shares of the Company’s common stock. The Company also has granted certain registration rights to PRF with respect to the note and the shares. Additionally, upon the effectiveness of the Amendment, the Company agreed to amend the exercise price of the Common Stock Purchase Warrant dated August 18, 2006 issued to PRF to purchase 288,018 shares of the Company’s common stock to be equal to the closing price of the Company’s Common Stock on the NASDAQ Global Market on the date immediately preceding the closing of the Exchange Offer.

The effectiveness of the Amendment is contingent upon, among other things, PRF entering into an intercreditor agreement governing the rights between PRF’s first ranking security interest and the second ranking security interest (the “Intercreditor Agreement”), Guardian II entering into a security agreement granting the second ranking security interest and the closing of the Exchange Offer.

The Intercreditor Agreement will provide that the maximum amount of obligations which may be guaranteed by Guardian II and secured by the second ranking security interest shall not exceed $140 million plus any interest and fees, payable by the Company or Guardian II on such obligations.

Paul Capital Partners is a 9.75% owner of the Company’s common stock. Pursuant to the terms of the Common Stock and Warrant Purchase Agreement previously entered into by the Company and PRF in August 2006, the Company agreed to elect one person designated by PRF to its Board of Directors and to continue to nominate one person designated by PRF for election to its Board of Directors by its shareholders. John Leone currently acts as the PRF designee to the Company’s Board of Directors.

ITEM 8.01.	OTHER EVENTS.

On November 7, 2008, the Company issued a news release announcing that it has extended the expiration date and amended the terms of the Exchange Offer. A copy of the news release is furnished with this Current Report on Form 8K as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

10.1	First Amendment to the Revenue Interests Assignment Agreement dated November 5, 2008, by and among Oscient Pharmaceuticals Corporation, Paul Royalty Fund Holdings II and Guardian II Acquisition Corporation (Filed as an exhibit to the Company’s Amendment No. 3 to the Registration Statement on Form S-4 (No. 333-153394) dated November 7, 2008 and incorporated herein by reference.)

99.1	News Release issued by the Company on November 7, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSCIENT PHARMACEUTICALS CORPORATION

By:	/s/ Philippe M. Maitre
Name:	Philippe M. Maitre
Title:	Executive Vice President and Chief Financial Officer

Date: November 7, 2008